EXHIBIT 99

                               PRESS RELEASE
















[ESB Financial Corporation Logo]                         Banking Operations
                                                         ESB Bank
                                                         Troy Hill Bank


                        P R E S S   R E L E A S E



     RELEASE DATE:                           CONTACT:

     December 20, 2000                       Frank D. Martz
                                             Group Senior Vice President
                                             of Operations and Secretary
                                             (724) 758-5584


                 ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

     ESB Financial Corporation announced today that its Board of Directors at its meeting on December 19, 2000 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on January 25, 2001 to the stockholders of record at the close of business on December 29, 2000.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended September 30, 2000. The Company recognized net income for the three month period ended September 30, 2000 of $1.6 million or $.28 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through sixteen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

                                 -End-



          600 Lawrence Avenue * Ellwood City, PA 16117-1930
                  724.758.5584 * 724.758.0576 (Fax)
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